PRESS RELEASE	FOR IMMEDIATE RELEASE

HARRIS & HARRIS GROUP, INC.	DECEMBER 3, 2012
1450 BROADWAY, 24th FLOOR
NEW YORK, NY 10018	CONTACT: DOUGLAS W. JAMISON

TEL. NO. (212) 582-0900

Harris & Harris Group Names Patricia N. Egan

as Chief Financial Officer, Effective January 1, 2013

Harris & Harris Group, Inc. (NASDAQ: TINY), an early-stage, active investor in transformative nanotechnology companies, announces that it has appointed Patricia N. Egan as Chief Financial Officer, effective January 1, 2013.

Ms. Egan has served as Chief Accounting Officer, as a Vice President and as Senior Controller since June 2005. From June 2005 to December 2005, from August 2006 to March 2008 and from May 2008 to December 31, 2008, she served as an Assistant Secretary. From January 2006 to January 2012, she served as Treasurer and as Secretary of H&H Ventures Management, Inc., a wholly-owned subsidiary of the Company (“Ventures”). Since January 2012, she has served as Chief Accounting Officer, as a Vice President and as Senior Controller of Ventures. From 1996 to 2005, she was employed by PricewaterhouseCoopers LLP, most recently as a Manager in its financial services group. She was graduated from Georgetown University (B.S., Accounting), where her honors included the Othmar F. Winkler Award for Excellence in Community Service. She is a Certified Public Accountant.

“Ms. Egan’s high level of performance and significant contributions to Harris & Harris Group are being recognized appropriately through this promotion. Ms. Egan’s extensive knowledge of the complex accounting of a business development company makes her a perfect fit for the CFO position," states Daniel B. Wolfe, current Chief Financial Officer, President, Chief Operating Officer and Managing Director. “We are also excited to have Mr. Wolfe focused on spending more time working with new and existing portfolio companies in his role as Managing Director,” adds Douglas W. Jamison, CEO of Harris & Harris Group. Mr. Wolfe will also continue in his roles as President and Chief Operating Officer.

Detailed information about Harris & Harris Group and its holdings can be found on its website at www.HHVC.com.

This press release may contain statements of a forward-looking nature relating to future events. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. These statements reflect the Company's current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this press release. Please see the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2011, as well as subsequent filings, filed with the Securities and Exchange Commission for a more detailed discussion of the risks and uncertainties associated with the Company's business, including, but not limited to, the risks and uncertainties associated with venture capital investing and other significant factors that could affect the Company's actual results. Except as otherwise required by Federal securities laws, the Company undertakes no obligation to update or revise these forward-looking statements to reflect new events or uncertainties. The reference to the website www.HHVC.com has been provided as a convenience, and the information contained on such website is not incorporated by reference into this press release.